UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
January 30, 2007
Date of report (Date of earliest event reported)
APPLERA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-04389	06-1534213
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	file number)	Identification No.)
301 Merritt 7
Norwalk, Connecticut 06851
(Address of Principal Executive Offices, Including Zip Code)
(203) 840-2000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) Stock Option Grants. On January 30, 2007, Applera Corporation (“Applera”) granted to some of its officers and employees non-qualified stock options to purchase shares of Applera Corporation-Applied Biosystems Group Common Stock (“AB stock”), pursuant to the Applera Corporation/Applied Biosystems Group Amended and Restated 1999 Stock Incentive Plan (the “AB Plan”), and non-qualified stock options to purchase Applera Corporation-Celera Group Common Stock (“Celera stock”), pursuant to the Applera Corporation/Celera Group Amended and Restated 1999 Stock Incentive Plan (the “Celera Plan”). These awards included options to purchase the following number of shares of AB stock and Celera stock that were granted to Applera’s Chief Executive Officer (principal executive officer) and Chief Financial Officer (principal financial officer), and other officers that are within the Securities and Exchange Commission’s definition of Applera’s “named executive officers”:

Officer	Shares of AB Stock	Shares of Celera Stock
Tony L. White	196,000	84,000
Chairman, President and Chief Executive Officer

Kathy P. Ordoñez	—	150,000
Senior Vice President, and President, Celera Group

William B. Sawch	56,000	24,000
Senior Vice President and General Counsel

Dennis L. Winger	56,000	24,000
Senior Vice President and Chief Financial Officer
     The options to purchase shares of AB stock granted on January 30 to these officers and other employees have an exercise price of $34.6250 per share, which was the fair market value of AB stock based on the average of the high and low sales price of AB stock on the New York Stock Exchange on the grant date in accordance with the terms of the AB Plan. The options to purchase shares of Celera stock granted on January 30 to these officers and other employees have an exercise price of $15.3250 per share, which was the fair market value of Celera stock based on the average of the high and low sales price of Celera stock on the New York Stock Exchange on the grant date in accordance with the terms of the Celera Plan. These options have a term of 10 years from the grant date, and become exercisable in four equal annual installments commencing on January 30, 2008, the first anniversary of the grant date.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLERA CORPORATION
By:	/s/ Thomas P. Livingston
Thomas P. Livingston
Vice President and Secretary

Dated: February 2, 2007